Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-193865 on Form S-3 of our reports dated February 10, 2014, relating to the consolidated financial statements and financial statement schedules of Highwoods Properties, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Highwoods Properties, Inc. for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
April 17, 2014